Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-146177
	For Month Ended September 30, 2009 UNAUDITED
Statement of Income	Month (A Units)	Year to Date (A Units)

Trading Income (Loss):
Realized Trading Income (Loss)	$(74,479)	$(3,402,071)
Change in Unrealized Income (Loss)	(131,828)	(1,188,192)
Foreign Currency Transaction Income (Loss)	92,062	1,493,504

Net Trading Income (Loss)	(114,245)	(3,096,759)

Other Income
Interest Income	2,486	43,407

Total Income (Loss)	2,486	43,407

Expenses
Advisory Incentive Fees	7,670	36,580
Management Fees	89,758	915,337
Organization and Offering Expenses	24,651	234,742
Administrative Expenses	118,324	1,002,260
Brokerage Expenses	212,226	2,061,068

Total Expenses	452,629	4,249,987

Net Income (Loss)	$(564,388)	$(7,303,339)

Statement of Changes in Net Asset Value

Beginning Balance	63,486,677	80,039,618
Additions	20,000	58,000
Net Income (Loss)	(564,388)	(7,303,339)
Transfers from Class A to Class B	(21,149)	(1,080,932)
Redemptions	(694,717)	(9,486,924)

Balance at September 30, 2009	$62,226,423	$62,226,423
Total Units Held at End of the Period		577,787
Net Asset Value Per Unit		$107.70
Rate of Return	-0.88%	-9.79%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER DECEMBER 31, 2009

	For Month Ended September 30, 2009 UNAUDITED
Statement of Income	Month (B Units)	Year to Date (B Units)

Trading Income (Loss):
Realized Trading Income (Loss)	$(1,055)	$(45,865)
Change in Unrealized Income (Loss)	(1,867)	(15,855)
Foreign Currency Transaction Income (Loss)	1,304	19,987

Net Trading Income (Loss)	(1,618)	(41,733)

Other Income
Interest Income	35	590

Total Income (Loss)	35	590

Expenses
Advisory Incentive Fees	109	460
Management Fees	1,271	12,461
Organization and Offering Expenses	349	3,258
Administrative Expenses	1,676	13,418
Brokerage Expenses	1,624	14,058

Total Expenses	5,029	43,655

Net Income (Loss)	$(6,612)	$(84,798)

Statement of Changes in Net Asset Value

Beginning Balance	878,004	-
Additions	-	-
Net Income (Loss)	(6,612)	(84,798)
Transfers from Class A to Class B	21,149	1,080,932
Redemptions	-	(103,593)

Balance at September 30, 2009	$892,541	$892,541
Total Units Held at End of the Period		8,165
Net Asset Value Per Unit		$109.32
Rate of Return	-0.73%	-8.43%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER DECEMBER 31, 2009